FORM OF OPINION OF RAY, QUINNEY & NEBEKER RE: TAX MATTERS.

                                 March ___, 2000

First Security Van Kasper, Inc.           Black & Company, Inc.
Attn:  Scott C. Ulbrich, Chief            Attn:  Lawrence S. Black, Chairman and
       Executive Officer                         Chief Executive Officer
79 South Main Street                      One Southwest Columbia, #1200
Salt Lake City, Utah  84111               Portland, Oregon  97258


Ladies and Gentlemen:

         We have acted as counsel to First Security Van Kasper, Inc., a Utah corporation ("FSVK"), in connection with the Merger (the "Merger") of Black & Company, Inc. ("Black & Co.") with and into FSVK, as set forth in that certain Agreement and Plan of Reorganization, dated as of January 24, 2000 as amended on February 29, 2000, (the "Agreement"), by and among First Security Corporation ("FSC"), FSVK, Black & Co. and certain named Shareholders and as more fully described in that certain S-4 Registration Statement dated as of ______________, 2000, filed with the Securities and Exchange Commission, together with any pre-effective filing amendments (the "Registration Statement"). This opinion is delivered to you pursuant to the Agreement. Unless otherwise defined herein, capitalized terms will have the meanings given them in the Agreement. Further all references to the Code are to the Internal Revenue Code of 1986, as amended.

         In connection with this opinion, we have reviewed a signed copy of the Agreement, the Registration Statement and all other documents we have deemed necessary or appropriate for purposes of this opinion. In addition, we expressly rely upon the representations and facts set forth in the Agreement, the Registration Statement, and in certificates of responsible officers of FSC, FSVK and Black & Co. concerning matters within the areas of responsibility of such officers, dated ______________, 2000, and ______________, 2000, respectively
(the "Certificates"). If any of the representations and facts set forth in the Agreement, the Registration Statement and the Certificates upon which this opinion is based are not true and accurate, both on the date of this letter and at the effective date of the Merger, then we express no opinion. Further, our opinion assumes that the Merger will occur fully in accordance with the terms and provisions of the Agreement insofar as they are pertinent to this opinion. If it does not, then we express no opinion.

         Based  on  the  foregoing,   and  subject  to  the  qualifications  and
exceptions heretofore and hereafter set forth, it is our opinion that for Federal income tax purposes:

                  (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

                  (2) Neither Black & Co. nor FSVK will recognize gain or loss as a result of the Merger.

                  (3) No gain or loss will be recognized by the holders of Black & Co. Common Stock who exchange such stock for FSC Common Stock pursuant to the Merger (with the exception of gain recognized upon the receipt of cash in lieu of fractional shares (see paragraph (6) below)).

                  (4) The basis of the FSC Common Stock received by the holders of the Black & Co. Common Stock pursuant to the Merger will be the same as the basis of the Black & Co. Common

Morgan J. Evans
Lawrence S. Black
March 1, 2000
Page 2

         Stock surrendered in exchange therefor, after appropriate reduction for the basis of fractional shares for which cash is received.

                  (5) The holding period of the FSC Common Stock received by the holders of the Black & Co. Common Stock pursuant to the Merger will include the holding period of the Black & Co. Common Stock surrendered in exchange therefor, provided that the Black & Co. Common Stock so surrendered was held as a capital asset at the time of the exchange.

                  (6) Any cash received by the holders of the Black & Co. Common Stock in lieu of a fractional share of FSC Common Stock will be treated as having been received in redemption of the fractional share so cashed out and will result in taxable gain or loss. The amount of such gain or loss will be the difference between the cash received and the basis of the fractional share interest surrendered in exchange therefor. Provided the fractional share interest was held as a capital asset at the time of redemption, such gain or loss will constitute capital gain or loss.

         The opinions set forth above are predicated upon and are limited by the assumptions set forth herein and are further subject to the qualifications, assumptions, exceptions and limitations set forth below:

                  (a) The opinions and conclusions set forth herein are based upon the Federal income tax laws of the United States, including the Code, Treasury Regulations and judicial and administrative interpretations thereof, as they exist on the date of this letter. There can be no assurance that the legal authorities upon which our opinion is based will not be modified, revoked, supplemented or otherwise changed, with possible retroactive effect. If there is a material change in the legal authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based, we express no opinion. We undertake no obligation to reexamine or revise our opinions in the light of any such changes.

                  (b) The opinions set forth herein are limited to those Federal income tax consequences of the Merger which are specifically addressed in the six numbered paragraphs above. In particular, no opinion is expressed with respect to the tax consequences of the Merger under Code Sections 55 through 59 and the Regulations thereunder (providing for alternative minimum tax). We also express no opinion or conclusions with regard to foreign, state or local income tax consequences.

                  (c) The opinions set forth herein are given only as of the date hereof. We undertake no obligation to advise you of changes of law or fact that occur after the date of this opinion letter.

                  (d) The opinions set forth herein are given solely to FSVK and to Black & Co. for their benefit and are given solely in connection with the Merger and shall not be deemed binding for any other purpose, and you shall not have the right to rely thereon for any other purpose.

                                        Very truly yours,

                                        RAY, QUINNEY & NEBEKER

                                        By:
                                           -----------------------------------
                                             Gerald T. Snow, a Shareholder and
                                             Director of the Firm